SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 30, 2018

One Horizon Group, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-36530	46-3561419
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

34 South Molton Street, London W1K 5RG, United Kingdom

(Address of Principal Executive Offices)

+44(0)20 7409 5248

(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On May 30, 2018, Zhanming Wu (“Wu”), the record owner of 15,000,000 shares of common stock of One Horizon Group, Inc. (the “Company”), commenced an action in the Court of Chancery of the State of Delaware [Case No.2018-0387-JRS] against the Company and its directors and officers (collectively, the “Director Defendants”):

(i)	alleging Breach of Contract on the basis that Wu believes that pursuant to an ‘Approval Right Side Letter’ between Dachao Asset Management (Shanghai) Co., Ltd. (“Dachao”) and the Company and Wu’s agreement not to demand repayment of a Convertible Debenture in place on or prior to October 1, 2017, Wu would have the right to pre-approve certain actions to be taken by the Company for so long as Dachao beneficially owned more than thirty percent (30%) of the outstanding shares of the Company; (ii) seeking Specific Performance and/or Rescission against the Company to affirm his alleged right to compel the Company to submit the recent acquisition of fifty-one percent (51%) of Banana Whale Studios Pte. Ltd. (“Banana Whale”) and the related stock issuance to him for approval or an order rescinding the Banana Whale transaction and awarding him damages;

(ii)	seeking Promissory Estoppel against the Company with respect to the Approval Right Side Letter in so far as Wu alleges that he relied on purported promises of the Company that such Letter and related agreements would be retitled in the name of Wu rather than Dachao in exchange for Dachao’s agreement not to demand repayment of the Convertible Debenture on or prior to October 1, 2017;

(iii)	alleging Breach of Contract and seeking Specific Performance against the Company on the basis that Wu asserts pursuant to the debt conversion/exchange agreement that the Company agreed to first give Dachao, then ultimately Wu, the right to appoint four (4) directors to the Company Board so long as Dachao, then Wu, beneficially owned more than thirty percent (30%) of the outstanding shares of the Company;

(iv)	alleging Breach of the Implied Covenant of Good Faith and Fair Dealing against the Company insofar as Wu asserts that the Company owes Wu a duty of good faith and fair dealing implied in all contracts and Wu believes that the Company has taken steps to attempt to dilute his holdings of Company common stock below the thirty percent (30%) ownership threshold in order to enter into transactions without Wu’s prior approval; and

(v)	alleging Breach of Fiduciary Duty against the Director Defendants by: (a) purportedly making false representations, misleading statements and omitting material information when communicating with Wu regarding the Company’s intent to close the Banana Whale transaction; (b) disseminating false representations, misleading statements, and omitting material information in the 8-K filed by the Company on May 18, 2018, with respect to the Banana Whale transaction insofar as Section 3.02 of the 8-K states that there are no agreements to which the Company is a party, or has knowledge of, that conflict with the debt exchange/conversion agreement or would prohibit its consummation, to the extent Wu asserts that he had a right of prior approval based on the Approval Right Side Letter, which he asserts pertains to his holdings of Company common stock, which Letter he filed as an exhibit to his Schedule 13D filing with the SEC on April 10, 2018; (c) alleging that the Director Defendants breached their fiduciary duties to Wu and Company stockholders by issuing 7,383,000 shares of Company common stock to Banana Whale to the extent possession of these shares grant full voting and economic rights to the stockholders of Banana Whale while there is also a twenty-four (24) month earn-out structure as part of the definitive transaction agreements between the Company and Banana Whale; and (d) asserting that the Director Defendants breached their fiduciary duties to Wu and Company stockholders by entering into transactions including Banana Whale that Wu alleges were designed to preclude Wu from appointing four (4) additional directors to the Company Board by diluting his ownership below the thirty percent (30%) mark.

Wu is also seeking an award of attorneys’ fees and costs and is requesting that the Court grant such other and further relief as the Court deems just and appropriate.

The Company disputes the validity and applicability of the claims asserted by Wu and believes that it has meritorious defenses to those claims and intends to contest the action vigorously. The Company also is considering its affirmative defenses and the assertion of counterclaims against Wu.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Verified Complaint filed by Mr. Wu.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2018

ONE HORIZON GROUP, INC.

By	/s/ Martin Ward
Name: Martin Ward
Title: Chief Financial Officer